Exhibit 99.1

FOR:	BROOKSTONE, INC.

CONTACT:	PhilipRoizin
EVP of Finance and Administration (603) 880-9500 RobertFusco Investor Relations (603) 880-9500

For Immediate Release

Brookstone Announces Closing of Merger; Shareholders to Receive $20 per share.

MERRIMACK, NH, October 4, 2005 – Product developer and specialty retail company Brookstone, Inc. (“Brookstone” or the “Company”) today announced the closing of its previously announced transaction with a private investment consortium led by OSIM International, a Singapore-listed healthy lifestyle products company. The consortium also includes JW Childs Associates, LP, a Boston-based private equity firm, and Temasek Holdings (Private) Limited, a Singapore-based investment company.

In addition to OSIM, JW Childs and Temasek, ownership of Brookstone will include Brookstone senior management. Brookstone President and Chief Executive Officer Michael Anthony will serve on the Board of the new Company.

As a result of the transaction, Brookstone’s shares will no longer be listed for trading on NASDAQ and Brookstone will continue its operations as a privately held company. Pursuant to the terms of the merger agreement, each outstanding share of Brookstone’s common stock has been converted into the right to receive $20.00 in cash.

Brookstone, Inc. is a product development and specialty retail company that operates 292 Brookstone Brand stores nationwide and in Puerto Rico. Typically located in high-traffic regional shopping malls, lifestyle centers and airports, the Brookstone stores feature unique and innovative consumer products. The Company also operates a Direct-Marketing business that consists of three catalog titles – Brookstone, Hard-to-Find Tools and Gardeners Eden — as well as e-commerce web sites at http://www.brookstone.com and http://www.gardenerseden.com. On June 29, 2005, Brookstone announced a plan to sell the Gardeners Eden business.

OSIM is a global leader in healthy lifestyle products and is listed on the main board of the Singapore Exchange. Established in 1980, OSIM is a brand management and niche marketing company with a focus on the consumer. OSIM uses innovative selling approaches and constantly enhances its innovation capabilities to produce successful products with superior designs, features and quality. Today, OSIM operates a wide point-of-sales network of over 700 outlets in Asia, Australia, Africa, the Middle East, United Kingdom and North America.

JW Childs is a leading private equity firm based in Boston, Massachusetts specializing in leveraged buyouts and recapitalizations of middle-market growth companies. Since 1995, JWC has invested in 36 companies with a total transaction value of $8.0 billion. JWC currently invests through J.W. Childs Equity Partners III, L.P., an investment fund with total committed capital from leading financial institutions, pension funds, insurance companies and university endowments of $1.75 billion.

Temasek Holdings is an Asia investment company headquartered in Singapore. Established in 1974, it manages a diversified global portfolio of S$100 billion, spanning Singapore, Asia and the OECD economies. Its investments are in a range of industries: telecommunications and media, financial services, property, transportation and logistics, energy and resources, infrastructure, engineering and technology, as well as pharmaceuticals and biosciences.

Statements in this release which are not historical facts, including statements about the Company’s confidence or expectations, earnings, anticipated operations of its e-commerce sites and those of third-party service providers, and other statements about the Company’s operational outlook, are forward-looking statements subject to risks and uncertainties that could cause actual results to differ materially from those set forth in such forward-looking statements. Such risks and uncertainties include, without limitation, risks of changing market conditions in the overall economy and the retail industry, consumer demand, the effectiveness of e-commerce technology and marketing efforts, availability of products, availability of adequate transportation of such products, and other factors detailed from time to time in the Company’s annual and other reports filed with the Securities and Exchange Commission. Words such as “estimate”, “project”, “plan”, “believe”, “feel”, “anticipate”, “assume”, “may”, “will”, “should” and similar words and phrases may identify forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date thereof. The Company undertakes no obligations to publicly release any revisions to these forward-looking statements or reflect events or circumstances after the date hereof.

# # #